UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 August 1, 2002
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 9.  Regulation FD
(a) Conference Call

Mid America Apartment Communities, Inc. (MAA)
2nd Quarter 2002 Earnings Release Conference Call Transcript
August 1, 2002

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartment Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, Vice-President of Financial Planning. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can obtain additional information on our results.

Al Campbell: This morning we will make forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC, which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. A replay of this morning's call will be available through August 8th, by dialing 888-839-3444 with the passcode "Mid-America".

Eric Bolton: Thanks Al. In our prepared comments this morning we will provide additional insights on second quarter results. First, I will provide an overview on operating results for the quarter. Al will then recap portfolio performance by market segment and provide insights on what we expect from our major markets for the remainder of this year. Simon will discuss our balance sheet and forecast for the second half of the year. We will then open the phone lines for any questions that you may have. Our prepared comments will last approximately 18 minutes.

Let me start by summarizing that on balance, I'm pleased with the progress that we continue to make in strengthening the balance sheet and positioning for future growth. Despite the challenging operating environment, we continue to strengthen our debt service and fixed charge coverages. Our properties are outperforming the very competitive markets and while the interest rate environment is temporarily creating some operating pressure, we are taking full advantage of this interest rate window on the corporate debt side. During the second quarter, revenue performance was weaker than we'd like as the strong home buying market and anemic job growth combined to create some very competitive leasing markets. While our property management folks have continued to do a very good job in maintaining occupancy, which is running slightly higher than last year, we are buying more of this occupancy through leasing concessions than we would like. Leasing concessions during the second quarter are running 45% higher across the entire portfolio as compared to the same period of last year; on a same-store basis this represents 3 1/2 cents of FFO per share in the second quarter. We were encouraged to see traffic levels pick up in June and July and believe that this trend, along with the slow down in new construction delivery throughout most of our markets, will cause conditions to begin to slowly stabilize over the next few quarters. An increase in mortgage rates would be required to create a more immediate recovery in revenue performance.

Resident turnover across the portfolio is running 69% for the last twelve months, which is up 2% as compared to the same period last year. We attribute this slight increase in turnover to the very strong home buying market and are, frankly, pleased that we haven't experienced a higher jump than we've seen.

A combination of the slight increase in unit turnover and resulting vacancy loss, coupled with the very high leasing concessions being incurred, continue to pressure revenue performance as same store revenues were down 1.2% for the second quarter. However, we do expect that we will see same store revenues return to positive year over year growth during this current third quarter.

Operating expenses continue to be well managed with same store property controlled expenses up 2.3%, off of a solid 2.1% performance in the comparative quarter of last year. Total same store operating expenses were up 3.4% with the additional pressure coming from an increase in property and casualty insurance pricing. Later Simon will discuss the recent renewal of our insurance program.

Al Campbell: As Eric mentioned, our toughest competitor continues to be single family housing due to historically low interest rates. The availability of low cost mortgages combined with weak job growth has created very competitive leasing environments in many of our markets, requiring heavy concessions to maintain or improve occupancy levels. However, in the aggregate we did see sequential quarterly improvement as revenues from our same store portfolio grew 1.2% from the 1st quarter and net operating income grew by .7%.

On a sequential quarterly basis, markets contributing most to NOI improvement during the quarter were Atlanta (3%), Greenville,(2.9%), Memphis (2.6%), and Jacksonville (1%).

Also on a sequential quarterly basis, markets reporting the largest NOI declines during the quarter were Austin (8.7%), Augusta (3.6%), and Dallas (2.6%).

Looking ahead, we expect our other major markets of Houston, Jacksonville, Nashville, and Tampa to remain relatively stable.

The Memphis market continues to be difficult due to the oversupply of units placed on the market in mid-to-late 2001; however, as mentioned we saw solid improvement during the quarter, as average occupancy increased 3% from the prior quarter, ending at over 95%. We expect continued stable occupancy over the remainder of the year, but with continuing high concession levels (4-5% of Net Potential Rent).

We made progress during the quarter in Atlanta with NOI increasing by 3% over last quarter. Frankly, we were a little surprised by this as the market in Atlanta is clearly very soft. Our property management team moved to shore up and intensify operations in the market late last year and are clearly outperforming at this point. However, we expect a continued difficult environment through this year and into 2003 for our Atlanta properties. Occupancy for our Atlanta portfolio should remain fairly flat (around 95%), but continued high levels of concessions are expected. Over the long-term we continue to expect Atlanta to rebound as the economy recovers and we remain enthusiastic about long term investment prospects in this market.

We continue to see heavy leasing competition in both Dallas and Austin. Average occupancy for our portfolios slightly decreased to 91% (Dallas) and 95% (Austin) as supply pressures and job loss continue to stifle rent growth and require aggressive concessions. We expect this environment to continue throughout the remainder of the year with occupancy levels again remaining relatively flat but requiring continued concessions during the 3rd and 4th quarters.

In the aggregate, we expect to see challenging market conditions over the remainder of the year and into the 1st quarter of 2003, but we expect gradual improvement in our portfolio during 2003 supported by an improving national economy and an increasing interest rate environment. We are projecting occupancy levels for the entire portfolio to remain flat to slightly improving over the second half of this year combined with the use of concessions at the current high levels for the remaining two quarters (3.5% of Net Potential Rent). Early July results that we are seeing support this outlook with occupancy coming in essentially flat with June and continued high concession levels.

As previously announced, we established a joint venture with Crow Holdings during the quarter to acquire $150 million of assets focusing on repositioning opportunities, in which we'll own a 1/3rd interest. In July Mid-America acquired Preston Hills, a 464 unit new property located in a northeast suburb of the
Atlanta metro area, for $33.7 million or about $73,000/unit. Once the JV's financing is complete, this property will become its first investment, transferred at our cost. Preston Hills is an excellent example of the type of opportunity we're looking for with our Joint Venture partner. We acquired the property during its lease-up phase at a cost well below replacement value.
Although the initial yield is low due to the properties current performance level, we expect to achieve over a 9% NOI yield after the the second year. Preston Hill's location in Gwinnett County, a high growth corridor of the Atlanta metro area which is very near the new Mall of Georgia, positions it well for recovery and future growth as the economy begins to rebound.

We continue to pursue a number of investment opportunities in the higher growth markets of the Southeast, including Atlanta, Austin, Dallas, Houston, and major Florida and Virginia markets. We remain diligent in finding the deals that meet our disciplined investment standards and provide an opportunity to increase value through management intensity and repositioning.

Simon Wadsworth: Our interest expense for the quarter was $1.5 million below the level of the same period last year, and clearly this was a major contributor to our ability to meet our forecast for the quarter. Our average interest rate is now 6.2% (compared to 6.8% a year ago), and our floating rate debt is only $100 million or 13% of total debt outstanding, of which $23 million, or 3%, are low floater tax-free bonds.

We made significant progress in improving our balance sheet on several fronts:

- Our debt service and fixed charge coverage has continued to improve. For instance, our debt service coverage improved to 2.34 from 2.15 a year ago.

- Our four lease-up properties are currently at 81% physical occupancy, with Grande Reserve Lexington reaching 95%, and Grande View Nashville at 86%. We expect further progress in leasing at the two phases of Reserve at Dexter Lake in Memphis that are still in lease-up; these are at 67% physical occupancy. We have a total of 112 apartments to rent to reach 90% occupancy at all four properties, so all four properties will soon be stabilized, the last one being Dexter Phase 3 in the first quarter of next year. Construction is complete at all properties. The increasing productivity of these assets have contributed significantly to our improving financial position.

- We've negotiated an additional credit facility with Fannie Mae, increasing the combined total to $550 million (from $300 million). We still have to finalize the credit agreement, but we have most of the business issues resolved, and we anticipate executing the agreement by September 1st. We plan to use this facility to refinance our $180 million of debt maturities that occur over the next 18 months. The terms are generally similar to the current facility, and include a five-year base term floating at approximately 65 bp over Libor, with an option to extend for five more years at then-current pricing. As you know, we typically swap or fix the rate on a major part of this debt.

- We've executed $100 million of forward swaps, pre-locking interest rates on over half of next year's refinancings. The average rate we've locked so far for next year's financing is 5.9%, compared to an average rate of 6.4% on the maturities, so our interest rate risk next year has been much reduced.

- We are also working to execute a further $50 million of forward swaps to be effective during next year, which we anticipate executing if the interest rate environment continues to be favorable.

- We're now in a position where significant rate risk on our fixed rate or swapped debt in any one year is limited to about 10% of our total debt. We've laddered the interest rate maturities at around $70 million to $85 million a year for the next seven years. We also have maturities beyond this point (mainly tax free bonds) that total $135 million.

In the earnings announcement we took our point-forecast for this year's FFO/share to the low end of the range that we discussed last quarter, to $2.77. This doesn't make a significant difference to our cash flow planning, and we anticipate that free cash flow, which is Funds Available for Distribution plus our non-real estate depreciation and amortization of deferred finance costs, will still cover our distributions in 2002 and 2003. FAD may be in balance as soon as the third quarter of next year if the Joint Venture proceeds as planned. We re-emphasize that our dividend level is not a question in the Board's mind even at the low end of our internal FFO estimates. As we've mentioned previously, we forecast this year that our recurring capex will be $386/unit, up slightly from $376/unit last year.

Let me give you some details on our forecasts for the rest of this year and for 2003. In 2002, same-store NOI is projected to be down 0.9% for the whole year, but the trend is improving as we project off weak third and fourth quarters of 2001. In the third quarter of this year, same-store NOI is forecast to increase 0.4%, and in the fourth quarter to increase 2.5% off the very weak 4th quarter of last year. We're forecasting FFO of 0.69 cents/share in the third quarter and 70 cents/share in the fourth quarter, for a full year estimate of $2.77/share. Our concessions are forecast to lessen slightly in the 3rd and 4th quarters, settling out to more normal levels in 2003.

For next year we think our forecasts are realistic, especially when we remember that we will be coming off a weak year in 2002. We're forecasting same-store NOI to be up 1.5%, with solid gains of just over 2% for the first half of the year (compared to the weak first half of this year), and then just over 1% for the second half of the year. Taking into account the conservative outlook for our portfolio, we forecast for 2003 a range of FFO of between $2.82 to $2.85, with our current best estimate of $2.83. Our forecast includes the impact of our share of the acquisition of Preston Hills, which we bought on July 2nd, but doesn't include any additional acquisitions by the Joint Venture. We are assuming that the slow but steady recovery in the economy continues, and of course relative performance will improve compared to the weak markets we've experienced since the second half of 2001. As I mentioned previously, we've taken a lot of the interest rate risk out of next year's refinancings already.

We put in place our new insurance program beginning July 1st. The program is substantially the same as last year, but includes greater retention levels for liability and workers' compensation insurance; we forecast that overall the insurance program, including the impact of the increased liability and workers compensation retention, will cost us $2.4 million more than last year on a full year basis, representing an increase of 42% or 12 cents/share on a full year basis, and which is approximately in line with our forecast. At present we've not put in place terrorism coverage, but we will continue to explore this as the market changes.

One additional item of information to point out is that we disclosed in last year's 10-K the impact of expensing all of our stock options, which last year was just under 1 cent/share, and we forecast a similar amount for this year. Obviously we, like a lot of companies, are evaluating how to handle these, while being upfront about disclosing the full impact of expensing them.

Eric Bolton: We are making progress towards improving our coverage ratios despite the tough operating environment. And as Simon mentioned, should our new acquisition JV continue to show promise and the economy improve sooner than we anticipate, we believe that we will be in a position to have FAD covering our current dividend pay-out by the second half of next year. We remain very committed to the current dividend pay-out and are focused on top line growth and debt refinancings to continue to strengthen our balance sheet and improve this important coverage ratio.

We believe the market continues to price our shares below their net asset value which we place at roughly $26.50 per share with a range up to $28.50 per share based on what we believe to be more normalized operating performance in a stronger part of the apartment cycle. Our current valuation is based on an 8.7% blended cap rate for the portfolio. As a point of comparison, it is worth noting that we have sold $112 million of assets over the last 3 years at an average cap rate of 8.6%, with most all of these sold properties being significantly older than the properties that we currently have in our portfolio.

We continue to evaluate a range of opportunities to deploy the increasing capital capacity on our balance sheet, including the repurchase of common shares. We have ample room remaining under our existing share repurchase program to enter the market. You may recall that to date we have repurchased over 1.8 million of our shares at an average price of just over $22.50 per share, with the last purchase occurring in the spring of last year. Our capital deployment decisions have consistently been governed by a strict discipline centered on a 20% accretion to value test. Our current strategy is focused on increasing top line growth and strengthening coverage of the existing dividend commitment to our owners. We will continue to monitor the market's pricing of the common and should the opportunity to capture value become significantly compelling, we will move to repurchase shares within the context of the current strategy and existing commitments to our owners and lenders.

Before we wrap up I want to also take this opportunity to say something about the recent wave of headlines and focus on corporate accounting practices and governance issues. At Mid-America we have always taken a great deal of pride in the very strong board of directors that we have in place. Our board has always been comprised of a majority of independent directors who take their duties very seriously. I have total confidence in the numbers we have historically presented and we will of course continue to be very diligent in our responsibilities for comprehensive and accurate reporting that is in full compliance with all applicable guidelines and standards.

In conclusion, while leasing continues to be a challenge, we believe that most of the markets have bottomed out and that we will soon see a return to a more robust revenue growth environment. We believe that our properties, which meet the housing needs for a wide range of apartment renters in the more stable and long term stronger growth markets of the southeast, are well positioned to both endure a slower economy as well as quickly rebound from improving economic conditions. We are delighted to have our new acquisition initiative underway with Crow Holdings and look forward to moving forward with our strategy aimed at increasing value for our owners.

That is all we have in the way of prepared comments and will now be glad to answer any questions that you may have.

(Q&A followed)

(b) Press Release

Mid-America Apartment Communities, Inc.
A self-managed Equity REIT

Press Release, 2nd Quarter Earnings 2002

FROM:      Simon R. C. Wadsworth, CFO
SUBJECT:   Second Quarter 2002 Earnings In-Line with Forecast
DATE:      July 31, 2002

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) reported Funds From Operations ("FFO"), the generally accepted measure of operating performance for real estate investment trusts, of $14,425,000 or $0.70 per share for the quarter ended June 30, 2002. This is in line with the company's earnings estimates for the quarter. The second quarter FFO performance is an improvement over the $0.68 per share reported for the first quarter of this year and is only slightly below the $0.71 per share reported for the second quarter of last year. Net income available for common shareholders (after non-cash expense for property depreciation) for the second quarter was $941,000 or $0.05/share. This compares to $573,000 or $0.03/share of net income available for common shareholders for the comparable quarter of a year ago.

Highlights for the second quarter were:

     o Occupancy improved to 94.7% by quarter end, from 94.2% at the end of the first quarter and 94.4% at the end of the second quarter last year.

     o    A partnership with Crow Holdings was established to pursue acquisition
          and   redevelopment   opportunities;   first  joint  venture   related
          acquisition was closed in early July.

     o Solid balance sheet continues to strengthen further as coverage ratios show steady improvement.

     o Leasing remains challenging as a strong home buying environment and slow job growth lowers demand.

Eric Bolton, President and CEO said, "Market conditions remain tough. The combination of a vibrant home buying market and slow job growth, continue to create a very competitive leasing market. However, we are encouraged by the significant pull back in new apartment construction starts and believe that once the economy begins to recover, coupled with an increase in mortgage rates, we will see apartment leasing in the southeast strengthen. We have planned for this presently slower part of the cycle and remain comfortable with our balance sheet and current dividend pay-out."

"We have revisited our forecast for the remainder of this year. Our earlier outlook included assumptions anticipating a slight improvement in job growth and a slow down in the robust home buying market later this year. These assumptions are becoming increasingly dubious, and we now believe that it will be early 2003 before conditions improve. In our updated forecast we foresee that significant leasing concessions will persist through the remainder of the year. We have accordingly made a small downward adjustment in our FFO per share forecast from $2.80 to $2.77, with a range of $2.76 to $2.80."

"It is important to note that this forecast assumes that no additional property acquisitions are made. New acquisitions that we may close with Crow Holdings between now and year end are expected to have only a minor impact to earnings for the remainder of this year and will create more significant contribution in 2003."

"The outlook for increasing demand for multifamily housing over the next 5 to 7 years remains strong, particularly in the solid growth markets of the southeast and south central regions of the country. Even now, during this slower part of the economic cycle, we continue to enjoy relatively stable occupancy and investment performance. Our properties are in great condition and we are confident that our portfolio will continue to perform in a satisfactory manner as we wait for improved economic conditions."

Simon Wadsworth, Executive Vice-President and CFO said, "We continue to strengthen our balance sheet. At the end of the quarter our blended average interest cost has been reduced to 6.2%, with 87% of our total debt now at a fixed rate. We have reached a preliminary agreement with Fannie Mae on an additional credit facility which will be used to refinance $200 million of debt maturities and prepayments in the next 18 months. We've prelocked the rate on $100 million of next year's refinancings at a 5.9% average interest rate, with plans underway to lock in the majority of the remainder of next year's refinancings. The 5.9% debt pricing will be replacing maturing bonds at an average interest rate of 6.4%."

"Through proactively addressing next year's refinancings and taking advantage of the historically low current interest rate environment, we have further strengthened our balance sheet and reduced exposure to potential increases in interest rates. Our debt service coverage grew to 2.34 from 2.15 for the same quarter of a year ago and our fixed charge coverage improved to 1.80 from 1.70 as of a year ago. Both of these coverage ratios were also up year over year during the first quarter of this year."

"During the second quarter we successfully renewed our property and casualty insurance program. Given the very difficult pricing and reduced capacity within the insurance industry, our overall cost of premiums and deductibles will increase approximately 40% over the prior year's policy costs, which is in line with what we had anticipated in our forecast."

Al Campbell, Vice-President and Director of Financial Planning said, "Property revenues remain pressured by competitive market conditions. On a same store basis, property revenues posted a 1.2% decline from prior year performance. Property occupancy continues to improve and show steady performance, but leasing concessions are currently more than off-setting this occupancy improvement. Our properties continue to outperform market wide occupancy and rent growth trends. Same store property operating expenses remain under good control with only a 3.4% increase over the prior year, with the largest percentage increase generated by property insurance costs."

Eric Bolton said, "Our balance sheet continues to strengthen. Coverage ratios show steady improvement and our dividend remains secure. We are committed to the current level of cash paid to our owners. Our strategy focuses on generating a steady improvement to our earnings and per share value growth, along with further strengthening dividend coverage and remains solidly on track."

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 33,923 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues, expenses, and net operating income at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, planned acquisitions and dispositions, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in numerous markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment
Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its Annual Report on Form 10-K, particularly including the risk factors contained in the latter filing.

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CONSOLIDATED STATEMENTS OF OPERATIONS
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In thousands except per share data

                                                                    Three months ended June 30,           Six months ended June 30,
                                                                ---------------------------------       ----------------------------
                                                                        2002                2001             2002              2001
                                                                -------------       -------------      -----------      ------------
Property revenues                                                   $ 56,692            $ 57,453        $ 112,351         $ 113,734
Property operating expenses                                           21,453              21,170           42,640            41,972
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Net operating income                                                  35,239              36,283           69,711            71,762
Interest and other non-property income                                   168                 429              302               716
Management and development income, net                                   193                 191              379               379
FFO from real estate joint ventures                                      155                 348              475               516
Property management expenses                                           2,478               2,693            4,950             5,282
General & administrative                                               1,511               1,472            2,957             2,913
Interest expense                                                      12,362              13,843           24,724            27,302
Gain on disposition of non-depreciable assets                              -                  (5)               -               229
Preferred dividend distribution                                        4,029               4,029            8,057             8,057
Depreciation and amortization non-real estate assets                     286                 158              556               325
Amortization of deferred financing costs                                 664                 636            1,321             1,165
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Funds from operations                                                 14,425              14,415           28,302            28,558

Depreciation and amortization                                         13,361              12,936           26,600            25,766
Joint venture depreciation adjustment included in FFO                    345                 314              688               627
Gain on disposition of non-depreciable assets included in FFO              -                  (5)               -               229
Preferred dividend distribution add back                              (4,029)             (4,029)          (8,057)           (8,057)
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Income before gain on disposition of assets,
    minority interest and extraordinary items                          4,748               5,199            9,071             9,993
Net gain on disposition of assets and
    insurance settlement proceeds                                        501                  (5)             565               164
Minority interest in operating partnership income                       (251)               (149)            (338)             (251)
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Income before extraordinary items                                      4,998               5,045            9,298             9,906
Ex item - Loss on debt extinguishment , net of MI                         28                 443               28               443
Preferred dividend distribution                                        4,029               4,029            8,057             8,057
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Net income available for common shareholders                        $    941            $    573        $   1,213         $   1,406
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Weighted average common shares - Diluted                              17,749              17,480           17,673            17,495
Weighted average common shares and units - Diluted                    20,659              20,416           20,586            20,431
Funds from operations per share and units - Diluted                 $   0.70            $   0.71        $    1.37         $    1.40
Net income available for common shareholders
    before extraordinary items - Diluted                            $   0.05            $   0.06        $    0.07         $    0.11
Net income available for common shareholders
    after extraordinary items - Diluted                             $   0.05            $   0.03        $    0.07         $    0.08

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CONSOLIDATED BALANCE SHEETS
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In thousands
                                                                         June 30,          December 31,
                                                                           2002                2001
                                                                     -----------------   -----------------
Assets
Real estate assets, net                                                    $1,198,938          $1,216,933
Cash and cash equivalents, including restricted cash                           25,344              23,432
Other assets                                                                   26,680              23,123
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    Total assets                                                           $1,250,962          $1,263,488
----------------------------------------------------------------------------------------------------------

Liabilities
Bonds and notes payable                                                    $  788,136          $  779,664
Other liabilities                                                              46,516              41,564
----------------------------------------------------------------------------------------------------------
    Total liabilities                                                         834,652             821,228

Shareholders' equity and minority interest                                    416,310             442,260
----------------------------------------------------------------------------------------------------------
    Total liabilities & shareholders' equity                               $1,250,962          $1,263,488
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OPERATING RESULTS
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Dollars and shares in thousands except per share data

ROA                                                                     Annualized             Trailing
                                                                           2Q02               4 Quarters
                                                                      ------------------   ----------------
        Gross Real Estate Assets, Average                                   $1,458,661          $1,451,744
        EBITDA                                                              $  124,408          $  123,914
        EBITDA/Gross Real Estate Assets                                           8.5%                8.5%

                                                   Three Months Ended June 30,         Six Months Ended June 30,
                                              ------------------------------------   -----------------------------
                                                    2002                2001             2002             2001
                                              -----------------   ----------------   -------------   -------------
Common and Preferred Dividends as % of FFO               87%                 88%
EBITDA/Debt Service (1)                                 2.34                2.15
EBITDA/Fixed Charges (2)                                1.80                1.70
Total Debt as % of Gross Real Estate Assets              53%                 55%
MAA portion of JV debt                               $26,974             $27,779
Capitalized Interest YTD                             $   239             $   811

FAD
        FFO                                          $14,425             $14,415        $28,302        $28,558
        Average Units                                 30,662              30,985         30,634         30,944
        Average Shares - Diluted                      20,659              20,416         20,586         20,431
        Recurring Capex                              $ 3,595             $ 3,429        $ 5,395        $ 6,377
        FAD                                          $10,830             $10,986        $22,907        $22,181
        Free Cash Flow (3)                           $11,780             $11,780        $24,784        $23,671

PER SHARE (DILUTED)
        FFO                                          $  0.70             $  0.71        $  1.37        $  1.40
        FAD                                          $  0.52             $  0.54        $  1.11        $  1.09
        Free Cash Flow (3)                           $  0.57             $  0.58        $  1.20        $  1.16
        Distribution                                 $ 0.585             $ 0.585        $ 1.170        $ 1.170

(1)  Annualized  EBITDA for  trailing  six  months to  annualized  debt  service
(aggregate of principal and interest) for same period.

(2)  Annualized  EBITDA for  trailing  six months to  annualized  fixed  charges
(aggregate of preferred distributions, principal and interest) for same period.

(3) Includes addback of other non-cash items, primarily non-real estate depreciation and amortization.

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OTHER DATA
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Shares and units in thousands except per share data

                                                                  Three Months Ended June 30,            Six Months Ended June 30,
                                                                ----------------------------------   -------------------------------
                                                                         2002             2001            2002           2001
                                                                ----------------   ---------------   --------------   --------------
Weighted average common shares and units - Basic                       20,408           20,332           20,390         20,374
Weighted average common shares and units - Diluted                     20,659           20,416           20,586         20,431
Number of apartment units with ownership interest
    (excluding development units not delivered)                        33,459           33,778           33,459         33,778
Apartment units added during period, net                                   25                -               48            166

PER SHARE DATA
        Funds from operations per share and units - Basic             $  0.71          $  0.71          $  1.39        $  1.40
        Funds from operations per share and units - Diluted           $  0.70          $  0.71          $  1.37        $  1.40
        Net income available for common shareholders
            before extraordinary items - Diluted                      $  0.05          $  0.06          $  0.07        $  0.11
        Net income available for common shareholders
            after extraordinary items - Diluted                       $  0.05          $  0.03          $  0.07        $  0.08
        Dividend declared per common share                            $ 0.585          $ 0.585          $ 1.170        $ 1.170

DIVIDEND INFORMATION (latest declaration)                                 Payment             Payment           Record
                                                                         per Share             Date              Date
                                                                -----------------------   ---------------   ----------------
        Common Dividend - quarterly                                       $0.5850            7/31/2002         7/24/2002
        Preferred Series A - monthly                                      $0.1979            8/15/2002         8/1/2002
        Preferred Series B - monthly                                      $0.1849            8/15/2002         8/1/2002
        Preferred Series C - quarterly                                    $0.5859            7/15/2002         7/1/2002

---------------------------------------------------------------------------------------------------------------------------------
COMMUNITY STATISTICS
---------------------------------------------------------------------------------------------------------------------------------
Represents current stabilized communities
                                                                           At June 30, 2002
                                                --------------------------------------------------------------------
                                                                                                          MAA
                                                                                                        Average
                                                   Number of            Portfolio          MAA        Rental Rate
                                                     Units            Concentration     Occupancy       Per Unit
                                                ----------------   -----------------   -----------   ---------------
Tennessee
    Memphis                                             4,429              13.9%          95.3%         $ 622.30
    Nashville                                             966               3.0%          93.8%         $ 692.05
    Chattanooga                                           943               2.9%          94.1%         $ 557.62
    Jackson                                               664               2.1%          92.8%         $ 612.68

Florida
    Jacksonville                                        2,846               8.9%          93.9%         $ 685.03
    Tampa                                               1,120               3.5%          94.2%         $ 752.96
    Other                                               2,518               7.8%          94.6%         $ 714.22

Georgia
    Atlanta                                             1,652               5.1%          95.7%         $ 778.20
    Columbus / LaGrange                                 1,509               4.7%          94.9%         $ 650.87
    Augusta / Aiken / Savannah                          1,132               3.5%          94.6%         $ 622.45
    Other                                               1,742               5.4%          96.6%         $ 658.77

Texas
    Dallas                                              2,056               6.4%          90.9%         $ 656.40
    Austin                                              1,254               3.9%          95.0%         $ 713.55
    Houston                                             1,002               3.1%          94.6%         $ 670.10

South Carolina
    Greenville                                          1,492               4.6%          96.0%         $ 561.94
    Other                                                 784               2.4%          96.4%         $ 675.34

Kentucky
    Lexington                                             554               1.7%          94.0%         $ 607.13
    Other                                                 624               1.9%          96.0%         $ 615.45

Mississippi                                             1,673               5.2%          97.2%         $ 581.76
Arkansas                                                  808               2.5%          97.4%         $ 608.30
Alabama                                                   952               3.0%          94.0%         $ 655.07
North Carolina                                            738               2.3%          91.7%         $ 582.14
Ohio                                                      414               1.3%          89.6%         $ 702.19
Virginia                                                  296               0.9%          99.0%         $ 681.33
--------------------------------------------------------------------------------------------------------------------
                                         Total         32,168             100.0%          94.7%         $ 655.40

---------------------------------------------------------------------------------------------------------------------------------
SAME STORE STATISTICS
---------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands except Average Rental Rate

                                              Three Months Ended June 30,
                                    ---------------------------------------------
                                                                         Percent
                                        2002           2001               Change
                                    ------------   -------------   --------------
Revenues                               $52,896        $53,520              -1.2%

Property Operating Expenses             13,597         13,292               2.3%
RE Taxes and Insurance                   6,274          5,933               5.7%
---------------------------------------------------------------------------------
Total Operating Expenses                19,871         19,225               3.4%
---------------------------------------------------------------------------------
NOI                                    $33,025        $34,295              -3.7%
---------------------------------------------------------------------------------

Units                                   28,761         28,797
Average Rental Rate                    $657.47        $650.54               1.1%
Average Physical Occupancy               94.9%          94.3%               0.6%

------------------------------------------------------------------------------------------------------------------------------------
DEBT AS OF JUNE 30, 2002
------------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands
                                              Principal          Average Years      Average
                                               Balance            to Maturity         Rate
                                            ----------------   ----------------   ----------
Conventional - Fixed Rate or Swapped              $ 570,018              6.3          6.9%
Tax-free - Fixed Rate or Swapped                    117,819             23.0          6.1%
Conventional - Variable Rate                         77,739              7.4          2.5%
Tax-free - Variable Rate                             22,560             25.6          2.4%
                                            ------------------------------------------------
     Total                                        $ 788,136              9.5          6.2%

FUTURE PAYMENTS                                                                               Average
                                               Scheduled                                      Rate for
                                             Amortization         Maturities        Total    Maturities
                                            -----------------   -------------   ----------   -------------
                                     2002         $   1,957        $  19,183     $  21,140     5.1%
                                     2003             3,691          154,120       157,811     6.5%
                                     2004             3,808           71,168        74,976     7.0%
                                     2005             4,063                -         4,063
                                     2006             4,167           36,010        40,177     6.4%
                               Thereafter           129,754          360,215       489,969     5.9%
                                            --------------------------------------------------------------
                                    Total         $ 147,440        $ 640,696     $ 788,136     6.2%

------------------------------------------------------------------------------------------------------------------------------------
DEVELOPMENT PIPELINE
------------------------------------------------------------------------------------------------------------------------------------

                                                                           Units                          Percentage of Available
                                                       ----------------------------------------------
                                                                   Available                                  Units to Lease
                                                                                                         -------------------------
                                                        Total       to Lease      Occupied     Leased     Occupied       Leased
                                                       --------  -------------  ------------  ---------  ------------  -----------
Properties in Lease-up
     Grand Reserve Lexington           Lexington, KY      370         370           348          363         94%            98%
     Grande View Nashville             Nashville, TN      433         431           366          398         85%            92%
     Reserve at Dexter Lake Phase II     Memphis, TN      244         244           180          183         74%            75%
     Reserve at Dexter Lake Phase III    Memphis, TN      244         244           144          156         59%            64%
----------------------------------------------------------------------------------------------------------------------------------
                                            Total       1,291       1,289         1,038        1,100         81%            85%

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  October 10, 2002     /s/Simon R.C. Wadsworth
                            Simon R.C. Wadsworth
                            Executive Vice President and Chief Financial Officer
                            (Principal Financial and Accounting Officer)